January 12, 2004

Protec Industries Ltd.
Attn. Mr. Mrne Przybilla
President & CEO

Sonnblick 5
FL 9495 Vadua


Option to purchase 49% of Rozmin S.R.O.

Dear Mr. Prysbilla,

We are referring to our various discussions regarding a possible investment of your company in Rozmin S. R.O. in which our company holds a 57% interest while our wholly owned Austrian subsidiary EuroGas GmbH owns the balance of 47%.

As you are aware through your Due Dilligence, Rozmin s.r.o. owns the huge Gemerska Poloma talc orebody which is considered by independent industrial mineral experts to be one of the largest and purest talc orebodies in the world.

In our meeting yesterday in Cologne, Germany, in the presence of our auditors, we finally found a way to accommodate you. We therefore hereby respectfully submit to you our offer for an Option to purchase 49% of Rozmin s.r.o. for a purchase price of EUR 26,000,0000,-

In order to validate the Option you agreed to an Option Price payment of EUR 500,000,- payable not later than January 21, 2004. Upon receipt of the Option Price Payment by our company, we will grant to you the irrevocable right to purchase a 49% interest in Rozmin s.r.o. for EUR 26,000,000,- payable by not later than March 31, 2005. Should your company exercise the Option on or before March 31, 2004 the Option Price Payment of EUR 500,000,- will be applied to the purchase price.



                                                                          1

Upon receipt of the Option Price Payment our company will issue to your company as an integral part of the transaction an incentive bonus of a total of 3,000,000 Common Shares of EuroGas Inc.

Please indicate your approval of the terms and conditions by signing below.


EuroGas Inc.                            Protec Industris Ltd.


_____________________________           _____________________________
Wolfgang Rauball                        Arne Przybilla
Chairman & CEO                     President & CEO


























                                                                          2


                                                          Baden, 13.2, 2004

Re:              Legal Opinion
------------------------------

Rozmin s.r.o. is a private limited company {GmbH} - with registered seat in 04801 Roznava Safrikova 114, Republic Slovakia and operates in the field of mining. According to these Statutes the shares in the company are held to 43% by EuroGas Austria GmbH and 57% by Euro Gas Inc.

Rozmin s.r.o. has a mining concession of the Ministry for Protection of the Environment and Raw Material of the Slovakian Republic for the immense Germanska Poloma talc ore bodies.

The Slovakian Republic will join the EU on 1.5.2004 within the framework of the Eastern enlargement.

According to the Art. 12 of the Statutes of the assignment of shares, as well as the creation of an option regarding such shares must be made in writing, whereby the future buyer must declare no later thatn weh exercising the option that he accepts the stautes.

Signatures for such contracts must be officially certified, thus certified by a notary republic and should the option not just be written in the German and English language, but also in the national language, in which the headquarters of the company is located, thus in the Slovakian language.

The given option shall be legally valid by observing these provisions, which may be derived from the Stautes or from the relevant Slovakian laws.

This option contract also shows among others a stock item of shares in Eurogas Inc. with the volume of 3 million units for the benefit of Protec Industries Inc.

Furthermore, Protec Industries Inc. holds altogether 2,5 Million individual share certificates of Epic Energy Inc., whereby 1.5 Million Units were acquired by Clarex as former majority shareholder of Protec and 1 Million units are booked for the benefit of Protec Industries Inc. by assignment from the deposit of Mr. Arne Przybilla.

The Auditor Rex Anderson in Salt Lake City has the booking vouchers.

I remain.

                         with best regards


                         __________________________
                         Dr. Helmut Steiner